Exhibit 10.13

SUMMARY OF COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

The following table sets forth the annual base salary and target bonus levels for the Company’s Named Executive Officers for 2006. Base salaries and target bonus levels for these Named Executive Officers will remain in effect until the Compensation Committee of our Board of Directors approves changes thereto:

NAME AND POSITION	YEAR	BASE SALARY	TARGET BONUS
Vincent C. Smith	2006	$150,000	$200,000
Chairman of the Board and Chief Executive Officer
Douglas F. Garn	2006	$400,000	$200,000
President
M. Brinkley Morse	2006	$350,000	$50,000
Senior Vice President, Corporate Development
Michael J. Lambert	2006	$350,000	$100,000
Senior Vice President, Chief Financial Officer
Anthony Foley(1)	2006	$300,000	$50,000
Senior Vice President, Worldwide Sales

(1)	Mr. Foley is also entitled to receive commission payments based on a percentage of actual sales of Quest software products in 2006. If sales of Quest software products in 2006 are equal to the quota established for Mr. Foley, his “on-target commissions” for 2006 would total $250,000. Although the amounts described above are stated in U.S. dollars, the compensation arrangement for Mr. Foley is denominated in, and will be paid in, British pounds.